EXHIBIT 4.4



                 Adopted on 27 October 1994 and
              amended by a resolution of the Board
            of Directors passed on 23 February 1995







                       The Diamond Cable
                Senior Management Option Scheme





                          FRESHFIELDS

                Diamond Cable Communications Plc

                            Rules of

       The Diamond Cable Senior Management Option Scheme


 DEFINITIONS

 1.1 In this Scheme, unless the context otherwise requires, the following words and expressions shall have the following meanings, namely:

 Adoption Date means the date of the adoption of the Scheme by the board of directors of the Company;

 Board means the board of directors of the Company or where appropriate a duly authorized committee thereof;

 Company means Diamond Cable Communications PLC;

 Control has the meaning given to that word by section 840 of the Income and Corporation Taxes Act 1988;

 Date of Grant means the date on which an Option is granted;

 Executive has the meaning in Rule 2.1;

 Exercise Price means the price per Share payable on the exercise of an Option as determined by the Board (subject to adjustment under Rule 9) but which shall not be less than the nominal value of a Share, and unless otherwise determined by the Board shall be pound sterling3.44;

 Group means the Company and each subsidiary of the Company (within the meaning of section 736 of the Companies Act 1985) over which the Company has Control

 Option means a right granted under the Scheme to subscribe for or purchase Shares;

 Option Holder means any individual who holds a subsisting Option
 (including, where the context permits, the legal personal representatives of a deceased Option Holder);

 Option Period in relation to an Option, means the period commencing on such date as may be determined in accordance with Rule 4.2 and expiring on the seventh anniversary of the Date of Grant of the Option;

 Scheme means this Scheme as amended from time to time; and

 Shares means fully paid and irredeemable ordinary shares of 2.5p each in the capital of the Company.

 1.2 Where the context permits the singular shall include the plural and vice versa and the masculine shall include the feminine.

 1.3 References to any Act shall include any statutory modification, amendment or reenactment thereof.

 GRANT OF OPTIONS
 2.
 2.1    The Board may grant Options at the Exercise Price to:


 (a)    any director of any member of the Group;

 (b)    any employee of any member of the Group;

 (c) any other person whom the Board in its absolute discretion determines by resolution has a sufficient connection with the Group;

 each such person being an Executive. Any references in these Rules to a person "ceasing to be an Executive" and cognate expressions shall be construed as his ceasing to be either a director or employee of any member of the Group or the Board in its absolute discretion determining by resolution that he no longer has sufficient connection with the Group.

 2.2 As soon as practicable after the Date of Grant the Board shall procure the issue of an Option certificate to each Option Holder under the seal of the Company or otherwise to take effect as a deed.

 2.3 Any Executive to whom an Option is granted may, by notice in writing to the Company given within 30 days after the Date of Grant, renounce in whole or in part his rights under the Option. In such a case, the Option shall, to the extent renounced, be treated as never having been granted and (if already issued) the Option certificate shall be returned to the Company for cancellation or (in the case of renunciation in part) for amendment. No consideration shall be payable by the Company for any such renunciation.

 2.4 No Option shall be granted under the Scheme more than ten years after the Adoption Date.

 2.5 Every Option granted hereunder shall be personal to the Option Holder and, except to the extent necessary to enable a personal representative to exercise the Option following the death of an Option Holder, neither the Option nor the benefit thereof may be transferred, assigned, charged or otherwise alienated in any manner whatsoever.

 2.6 All Shares allotted or transferred upon the exercise of an Option shall be subject to the articles of association of the Company from time to time in force and shall rank pari passu in all respects with the Shares in issue at the date of exercise save as regards any rights attaching to such Shares by reference to a record date prior to the date of exercise, except that they shall be subject to the provisions of the Schedule to these Rules, and any Option Holder who exercises this Option shall be deemed to have entered into an agreement with the Company undertaking for itself and on behalf of European Cable Capital Partners, L.P. to be bound by those provisions.

 Scheme Limits

 3. The aggregate number of shares which have been or may be issued or transferred pursuant to Options granted under this Scheme and options granted under any other option scheme of the Company at any time shall not exceed 10% of the Company's then current issued share capital, but there shall be no other limit on the value of the options which may be granted to any individual Executive.

 Normal Exercise of Options
 4.
 4.1 Save as otherwise permitted in these Rules, an Option may only be exercised during the relevant Option Period.

 4.2    The Option Period shall commence:


 (a) in relation to any option granted on or before 30 April 1995, as to 50% of the Shares the subject of that Option on 30 June 1998 and as to the other 50% of the Shares the subject of the Option on 30 June 1999; and

 (b) in relation to any Option granted after 30 April 1995, as to 50% of the shares the subject of the Option on the fourth anniversary of the Date of Grant and as to the remaining 50% of the Shares the subject of the Option on the fifth anniversary of the Date of Grant.

 Continuation of Options after Termination of Employment

 5.1    Where an Option Holder ceases to be an Executive by reason of:

 (a)    injury, disability or ill-health (as determined by the Board);

 (b) retirement at or after the date on which he is bound to retire under his contract of employment; or

 (c)    any other reason if the Board so decides in its absolute discretion his Options shall continue in force and not automatically lapse in accordance with Rule 8.

 5.2 If an Option Holder dies at a time when he continues to have Options which are in force, his Options shall continue in force and not automatically lapse in accordance with Rule 8. his legal personal representatives may exercise his Options within 12 months of the later of the date on which death occurred and the date on which the relevant Option becomes exercisable, failing which exercise the Option shall lapse automatically.

 5.3 For the purposes of Rule 5.1, a female Option Holder shall not be treated as ceasing to be an Executive if absent from work wholly or partly because of pregnancy until she ceases to be entitled to exercise a right to return to work.

 Early Exercise on Change of Control of the Company
 6.
 TAKEOVER

 6.1 If any person (either alone or together with any person acting in concert with him):

 (a) obtains Control of the Company as the result of making a general offer to acquire all the Shares (other than those which are already owned by him and/or any person acting in concert with him); or

 (b) having such Control, makes a general offer to acquire all the Shares (other than those which are already owned by him and/or any person acting in concert with him); or

 (c) obtains Control as a result of the transfer by one or more Shareholders of the entire beneficial ownership of any issued Ordinary Shares to the third party in a single bona fide, arm's length transaction, each Option Holder may, subject to Rule 7, exercise his Options (whether or not the Option Period has commenced) within the period of 6 months following the change of Control or, as the case may be, the making of the offer. Provided that, if an event as described in Rule 6.2 occurs during the 6-month period, the period during which the Option may be exercised shall be the shorter of the periods specified under this Rule 6.1 and Rule 6.2.

 Compulsory Acquisition

 6.2 If any person becomes bound or entitled to acquire Shares under sections 428 to 430F of the Companies Act 1985, each Option Holder may, subject to Rule 7, exercise his Options (whether or not the Option Period has commenced) at any time during the period of 30 days from the date on which such person becomes so bound or entitled.

 OPTION ROLLOVER

 7.1 If, on or before 30 June 1999 any company being a company with equity share capital (as defined in section 744 of the Companies Act 1985) quoted on a Recognized Investment Exchange (as defined in the Schedule) (the acquiring company) obtains Control of the Company in the circumstances referred to in Rule 6.1(a) or (c) or becomes bound or entitled as mentioned in Rule 6.2, each Option Holder shall, if and at such time as the Company and the acquiring company so require, release any Option or part thereof which has not been exercised (the old option) in consideration of the grant to him of an option (the new option) which is equivalent to the old option but relates to shares in the acquiring company which are quoted on a Recognized Investment Exchange (as defined in the Schedule) and are equity share capital and in such event the Option Holder shall have no right of exercise under Rule 6.1 or Rule 6.2 in respect of the Option, or such part thereof, as is required by this Rule 7.1 to be released.

 7.2 The new option shall be regarded for the purposes of Rule 7.1 as equivalent to the old option if the conditions set out below are satisfied:

 (a) the new option is exercisable in the same manner as the old option and subject to the terms of the Scheme as construed in accordance with Rule 7.3;

 (b) the total value at the time of the release of the Shares the subject of the old option is equivalent to the total value at that time of the shares the subject of the new option and the determination of the respective values shall be a joint determination by the boards of the directors of the Company and the acquiring company or, where appropriate, duly authorized committees thereof;

 (c) the aggregate exercise price payable on exercise of the new option is not so far as practicable, greater than the aggregate Exercise Price of the Shares in respect of which the old option is released.

 7.3 Subject to Rule 7.2(b) and (c), the provisions of the Scheme shall apply to the new option and shall be construed as if:

 (a) the new option was an option granted under the Scheme at the same time as the old option;

 (b) save in Rule 3, references to the Company were references to the acquiring company;

 (c) references to the Board were references on the board of directors of the acquiring company;

 (d) save for the purposes of Rule 3, references to Shares were references to the relevant shares in the acquiring company;

 Provided if the Company and the acquiring company so determine, the provisions contained in the Schedule to these Rules and the provision in Rule 2.6 that deems an Option Holder who exercises an Option to have entered into an agreement with Diamond Cable Communications PLC for itself and on behalf of European Cable Capital Partners, L.P. shall be amended to apply to the new option on the basis that such Option Holder is also deemed to have entered into such agreement with Diamond Cable Communications PLC for itself and on behalf of the acquiring company and such shareholders of the acquiring company as the Board shall determine. In addition, the references to European Capital Cable Partners, L.P. in paragraph 9 of the Schedule and paragraph 4 of the Appendix shall be replaced by references to such shareholder(s) in the acquiring company as the Company and the acquiring company determine.

 LAPSE OF OPTIONS

 8. Notwithstanding any other provision in these Rules, an Option shall lapse automatically on the earliest of:

 (a)    the expiry of the Option Period;

 (b) the Option Holder being declared bankrupt or entering into any general composition with or for the benefit of his creditors including a voluntary arrangement under the Insolvency Act 1986; and

 (c) subject to Rule 5, which overrides this Rule 8(c), the Option Holder ceasing to be an Executive;

 (d) the expiry of any period during which exercise is permitted under Rule 5; and

 (e) the expiry of any period during which exercise is permitted under Rule 6 save where an Option or part thereof is released in consideration of the grant of a new option over shares in an acquiring company during such period pursuant to Rule 7.1.

 BOARD DISCRETION
 9.
 9.1 The decision of the Board shall be final and binding in all matter relating to the Scheme and it may at any time discontinue the grant of further Options or amend any of the provisions of the Scheme in any way it thinks fit, either generally or in relation to any particular Option or Options. In particular, but without limitation, such discretion may be exercised in the event of any variation in the share capital of the Company (including, without limitation, by way of capitalization or rights issue or any consolidation, sub-division or reduction) or if the Board becomes aware that the Company is or is expected to be affected by any demerger, dividend in specie, super dividend or other transaction which in the opinion of the Board would have a significant adverse effect on the value of Options.

 9.2 The Board shall not make any amendment under Rule 9.1 that would materially prejudice the interests of existing Option Holders except with the prior consent or sanction of Option Holders who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters of all the Shares which would fail to be allotted or transferred upon exercise of all outstanding Options.

 METHOD OF EXERCISE

 10. An Option Holder may exercise his Option in whole or in part by giving notice in writing to the Company in the form prescribed by the Board specifying the number of Shares in respect of which the Option is being exercised and enclosing payment in full of the aggregate Exercise Price of those Shares. If the Option is exercised in respect of some only of the Shares comprised in the Option, the Company shall procure the issue of an Option certificate to the Option Holder in respect of the balance or call in the original Option certificate for endorsement.

 ALLOTMENT OR TRANSFER OF SHARES ON EXERCISE OF OPTIONS

 11. Subject to any necessary consents, and to payment being made for the Shares not later than 30 days after receipt of any notice of exercise in accordance with Rule 10, the Company shall either allot and issue or procure the transfer of Shares to the Option Holder (or to his nominee). The Company shall as soon as practicable deliver to the Option Holder (or his nominee) a definitive share certificate or other evidence of title.

 AVAILABILITY OF SHARES

 12.    The Company shall at all times:

 (a) keep available for issue sufficient authorized but unissued Shares to permit the exercise of all unexercised Options under which Shares may be allotted; or

 (b) procure that sufficient shares are kept available to satisfy options under which shares may be transferred on exercise.

 GENERAL
 13.
 13.1 Any member of the Group may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Scheme, or enter into any guarantee or indemnity for those purposes, to the extent lawful.

 13.2 The rights and obligations of an Option Holder under the terms and conditions of his office or employment shall not be affected by his participation in the Scheme or any right he may have to participate in the Scheme. An individual who participates in the Scheme waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any company for any reason whatsoever insofar as those rights arise, or may arise, from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements. If necessary, the Option Holder's terms of employment shall be varied accordingly.

 13.3 The existence of the Option shall not affect in any way the right or power of the Company, or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

 13.4 Any notice or other document required to be given under or in connection with the Scheme may be delivered to an Option Holder or sent by post to him at his home address according to the records of his employing company or such other address as may appear to the Company to be appropriate. Notices sent by post shall be deemed to have been given on the day following the date of posting. Any notice or other document required to be given to the Company under or in connection with the Scheme may be delivered or sent by post to it at its registered office (or such other place or places as the Board may from time to time determine and notify to Option Holders).

 13.5 These Rules shall be governed by, and construed in accordance with, the laws of England.

                            SCHEDULE

         RESTRICTIONS ON SHARES ACQUIRED UNDER OPTIONS

                          DEFINITIONS

 1. In this Schedule the following additional terms shall (unless the context requires otherwise) have the following respective meanings:

 IPO means the admission of Shares to listing, or the giving effect to trading arrangements in relating to Shares, on any Recognized Investment Exchange whether or not including a sale of issued Shares or the subscription for new Shares in the Company;

 Option Shares means Shares issued pursuant to the Options granted under the Scheme;

 Option Shareholder means holders of Option Shares;

 Recognized Investment Exchange means the International Stock Exchange of the United Kingdom and Republic of Ireland Limited, the New York Stock Exchange, the American Stock Exchange and NASDAQ and any other investment exchange granted recognition under the Financial Services Act 1986;

 Security Interest includes any mortgage, charge, pledge, lien (other than a lien arising by operation of law), right of set-off, hypothecation, encumbrance or any security interest whatsoever, howsoever created or arising, including any analogous security interest, under any local law;

 Shareholders means holders of Ordinary Shares;

                          LIMITATION ON DISPOSALS

 2.1 No Option Shareholder shall sell, transfer, grant, declare, create or dispose of any right or interest, including any Security Interest, in any Option Shares except in accordance with this schedule.

 2.2 An Option Shareholder shall be entitled to sell, transfer, grant, declare, create or dispose of any right or interest, including any Security Interest, in any Option Shares to his spouse, children or any member of his immediate family, subject only to the provisions of paragraph 7 of this Schedule.

                              TRANSFER NOTICE

 3. If any Option Shareholder wishes to sell any of his Option Shares, whether before or after an IPO, that Option Shareholder shall give to the Company notice in writing (a Transfer Notice) of such desire together with details of the proposed purchaser thereof (the Purchaser), the purchase price and any other material terms of the proposed transfer. A Transfer Notice shall constitute an offer to sell the entire legal and beneficial interest in the Option Shares to which it relates, free from all security interests, option, equities, claims or other third party rights (including rights of pre-emption) of any nature whatsoever, and together with all rights then or thereafter attaching to them, and shall be irrevocable except with the Company's agreement.

              RIGHT OF COMPANY TO PURCHASE OR PROCURE PURCHASE

 4. On receipt of a Transfer Notice, the Company shall have the right to purchase or to nominate one or more other persons to purchase all (but not some only) of the Option Shares to which the Transfer Notice relates at the purchase price specified in the Transfer Notice by giving written notice to that effect to the Option Shareholder within sixty (60) days of receipt of the Transfer Notice (the Acceptance Period).

                           OBLIGATION TO COMPLETE

 5. The Company shall be bound to purchase or procure the purchase of those Option Shares which it notifies the Option Shareholder pursuant to paragraph 4 of this Schedule that it wishes to purchase or for which it has found purchasers. Completion of any such sale and purchase of the Option Shares shall take place within thirty (30) days after the giving of such notice.

                    SELLER'S RIGHT TO SELL TO PURCHASER

 6. In the event of the Company not notifying the Option Shareholder pursuant to paragraph 4 of this Schedule, the Option Shareholder shall (subject to paragraph 7 of this Schedule) be entitled to transfer the Option Shares on a bona fide arm's length sale to the Purchaser at a price not less than the purchase price specified in the Transfer Notice and otherwise on no less favorable terms than those specified in the Transfer Notice PROVIDED THAT such transfer shall have been completed within a period of ninety (90) days after the date of the Transfer Notice.

                     CONDITIONS APPLICABLE TO PURCHASER

 7. Completion of any transfer of Option Shares to a Purchaser prior to an IPO shall be subject to the condition that the Purchaser first enters into a deed of adherence in the form set out in the appendix to this schedule and delivers such deed of adherence to the Company upon the sale taking effect.

                         BRING-ALONG AND TAG-ALONG

 8. If one or more Shareholders (the Selling Shareholders) wish to transfer the entire beneficial ownership of any issued Ordinary Shares to a third party in a single bona fide, arm's length transaction prior to an IPO and as a result of this that third party will obtain Control of the
 Company:

 (a) those Selling Shareholders may by notice require the Option Shareholders to sell and the Option Shareholders shall then sell, on the same or no less favorable terms as the Selling Shareholders may agree with the third party and at such time as the Selling Shareholders may specify, the same proportion of the Option Shares as the proportion which the number of Ordinary Shares which the Selling Shareholders sell bears to the total number of Ordinary Shares held by the Selling Shareholders (provided that any such notice may be withdrawn at any time and shall in any event lapse if the proposed sale does not complete. Any such withdrawal or lapse shall not prevent a further notice being issued in connection with a further proposed sale to the same or any other purchaser); and

 (b) the Selling Shareholders may only transfer the entire beneficial ownership of those Ordinary Shares if the purchaser also makes an offer to purchase from the Option Shareholders the entire beneficial ownership of the same proportion of the Option Shares as the proportion which the number of Ordinary Shares which the Selling Shareholders are selling bears to the total number of Ordinary Shares held by the Selling Shareholders. The offer shall remain capable of acceptance for a period of fourteen days from the date on which the offer is made and shall be subject to the same terms and conditions as the purchase from the Selling Shareholders.

 (For the avoidance of doubt, references to Option Shares in the preceding clauses (a) and (b) shall include Option Shares issued both before and after a change in Control as contemplated by Clause 6.1 of the Scheme Rules).

                                   VOTING

 9. The Option Shareholder will enter into a deed in favor of European Cable Capital Partners L.P. in such form as European Cable Capital Partners L.P. may require, undertaking to exercise any voting rights attaching to the Option Shares at and in accordance with the direction of European Cable Capital Partners L.P.

 RIGHT OF COMPANY TO PURCHASE OPTION SHARES OF PERSONS WHO IS NOT EXECUTIVE

 10.1 The Company may at any time before an IPO, give notice to any Option Shareholder who is not an Executive (the Obliged Seller) requiring him to sell all his Option Shares to the Company or such other person as the Company may direct, unless an event described in Rule 6 (Early exercise on change of control of the Company) has occurred. Option Shares held by the Obliged Seller and sold pursuant to this paragraph shall be sold free from Security Interests and together with the benefit of all rights attaching to those Options Shares. The purchase price shall be the fair value of the Option Shares held by the Obliged Seller.

 10.2 The fair value of the Ordinary Shares held by the Obliged Seller shall be such value as the Board shall reasonably determine having regard to any relevant valuation which has been carried out within the previous twelve (12) months by a single independent internationally recognized accounting firm appointed by the Company. The Option Shares held by the Obliged Seller shall be valued taking into account the fully diluted Share capital and all such other factors as are considered appropriate.

 10.3 The Company shall be bound to purchase or procure the purchase of those Option Shares which it notifies the Obliged Seller pursuant to paragraph 10.1 of this Schedule that it wishes to purchase or for which it has found purchasers. Completion of any such sale and purchase of the Option Shares shall take place within thirty (30) days after the giving of such notice.

                            APPENDIX

                       DEED OF ADHERENCE

 A Deed of Adherence made on [date] by [purchaser] (the Purchaser) pursuant to the provisions of the Diamond Cable Senior Management Option Scheme (the Scheme).

 Whereas

 The Purchaser wishes to purchase the entire legal and beneficial interest
 in   Ordinary Shares registered in the name of   (the Sale Shares) and it
 is a condition of such sale that the Purchaser shall first enter into this deed.

 It is Agreed as follows:

 1. Terms and expressions used in this Deed shall have the same meaning as that ascribed to them in the schedule to the Scheme, save as expressly provided.

 2. The Purchaser represents and warrants that it is a [specify entity] duly established and validly existing under the laws of [specify jurisdiction].

 3. The Purchaser undertakes to observe and be bound in respect of the Sale Shares by all of the provisions of the schedule to the Scheme as if it were an Option Shareholder. The Purchaser undertakes to do all such things as may be necessary or desirable for the purposes of giving effect to the provisions of the schedule to the Scheme in relation to the Sale Shares.

 4. The Purchaser undertakes to exercise any voting rights attaching to the Sale Shares at and in accordance with the direction of European Cable Capital Partners L.P.

 Either:
 SIGNED and DELIVERED by         )
 __________________              )
 as a Deed in the presence of:   )

 Witness Name:
 Address:
 Occupation:

 Or:
 EXECUTED by                     )
 and DELIVERED                   )
 as a DEED under the hands of:   )
                                  Director:
                                  Secretary: